                                                                       EXHIBIT D

                                                               EXECUTION VERSION

  STOCKHOLDERS AGREEMENT, dated as of September 10, 2003 (this "Agreement"), by and among Diane Recanati ("Diane"), Yehuda Leon Oudi Recanati ("Oudi") and The Michael Recanati Trust ("MR Trust") (collectively, the "OSG Stockholders"). Capitalized terms not otherwise defined herein shall have the respective meanings given to such terms in the Amended and Restated Stockholders Agreement, dated as of April 16, 2003 (as amended, the "Stockholders Agreement"), by and among Diane, Oudi, the MR Trust, Leon Recanati, Yudith Yovel Recanati, Ariel Recanati, Leon (Lenny) Recanati, David Recanati and the SEAVIEW Trust (collectively, the "Original Stockholders").

  WHEREAS, the Original Stockholders are parties to the Stockholders Agreement;

  WHEREAS, the Original Stockholders are holders of Shares of Overseas Shipholding Group, Inc., a Delaware corporation; and

  WHEREAS, the OSG Stockholders wish to make certain provisions for the transfer of the Shares held by the OSG Stockholders in addition to such restrictions set forth in the Stockholders Agreement.

  NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

  1. Limitation on Transfer


            (a) Notwithstanding the provisions of the Stockholders Agreement, each of the OSG Stockholders hereby agrees not to sell, transfer, assign or otherwise convey any of their Shares during their lifetime, without the prior written consent of the other OSG Stockholders.

            (b) For the avoidance of doubt, the restriction in Paragraph 1(a) above shall not apply to transfers at the death of any OSG Stockholder.

  2. Miscellaneous

            (a) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance, with the laws of the State of New York without giving effect to the choice of law principles thereof.

            (b) The provisions of paragraphs 5(d), 5(e) and 5(f) of the Stockholders Agreement are hereby incorporated into this Agreement with the same effect as if set forth herein in full and are applicable to this Agreement as well as to the Stockholders Agreement.

            (c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

            (d) The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof.

            (e) Delivery of an executed counterpart of a signature page of the Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

  IN WITNESS WHEREOF, this Agreement has been executed by each of the OSG Stockholders on the date first above written.

                                     /s/ Diane Recanati
                                     ------------------
                                     DIANE RECANATI

                                     /s/ Oudi Recanati
                                     -----------------
                                     YEHUDA LEON OUDI RECANATI

                                     THE MICHAEL RECANATI TRUST

                                     /s/ Michael Recanati
                                     --------------------
                                     By: Michael Recanati, as Investment Trustee

                                     /s/ Daniel Pearson
                                     ------------------
                                     By: Daniel Pearson, as Investment Trustee



                                       3